                                                                    Exhibit 10.6


                                   22 May 1997



The Board of Directors
Roy F. Weston, Inc.
c/o Ms. Katherine W. Swoyer, Vice Chairman
1 Weston Way
West Chester,  PA  19380

Dear Directors:

This letter shall evidence my resignation as President and Chief Executive Officer of Roy F. Weston, Inc. (the "Company") and as an officer of all subsidiaries of the Company effective with, and conditioned upon, the election at the Annual Meeting of Shareholders of the Company scheduled for Friday, 23 May 1997 of the management nominees named in the Proxy Statement of the Company for such meeting dated 2 May 1997.

My decisions to resign as President and Chief Executive Officer of the Company results from my belief that since the incoming Board of Directors intends to redefine the Company's strategy, it is in the best interests of the Company for such Board to have maximum flexibility in such efforts and to begin with a "clean slate" upon which to make decisions concerning the Company.

While I am resigning as an officer of the Company, I will continue to be an employee of the Company through 31 July 1997, and will not be terminated by the Company as an employee during such period except for "cause." In such capacity, I will assist the new Board of Directors and the new officers of the Company in their transition.

By separate letter, I am submitting a memorandum which I have prepared which reports on the performance by me of the responsibility (as imposed on me by a resolution of the Board of Directors of the Company adopted as its 1 May meeting) to investigate the letter from International Technology Corporation ("IT") dated 22 April 1997, and to consult with the Company's investment banking firm and outside counsel as is necessary and appropriate.

I am aware that there is a scheduled meeting of the Board of Directors of the Company after the Annual Meeting of the Shareholders on 23 May. Since this new Board will be considering the election of new officers, I do not believe it is appropriate for me in my

The Board of Directors, Roy F. Weston, Inc.
c/o Ms. Katherine W. Swoyer, Vice Chairman
22 May 1997
Page 2


capacity as a director of the Company to attend such meeting. I will, if requested, make myself available to the new Directors to report to them concerning the IT letter as well as respond to any questions which they may have arising from the information packages submitted to the newly elected Directors.

There is attached herewith a copy of the press release prepared by the Company and related to my resignation as an officer of the Company. It is my understanding that this press release will be issued as of the close of business today. I hereby approve this press release. It is my understanding that the Company will not change this press release or delay its issuance without my consent.

It is my understanding that, if anyone asks at the 23 May shareholders meeting concerning my status, the response will be a statement that I have resigned for the reasons described in the second paragraph of this letter.

My resignation as an officer of the Company will not affect my rights to continue as an employee of the Company until 31 July 1997, on the same financial terms and conditions as exist at present in my role as President and CEO of the Company, my right to receive my stay bonus on 31 July 1997 in accordance with the Stay Bonus Agreement approved at the 1 May 1997 Board of Directors meeting, or my right to exercise, effective 31 July 1997, my rights under my severance agreement dated 3 December 1996, as amended. In this regard, it is my understanding that I will continue to participate in the SAR payments for the full Second Quarter and full Third Quarter (without pro-ration) and, for purposes of calculating my payment under the SAR program, I will be given a rating Of "2.0" for my activities for each of the Second and Third Quarters.

I will not be required to report to my office after 22 May and will be treated as on "administrative leave" during the entire period from 23 May to 31 July 1997. Except for the period 19 June through and including 11 July 1997, I will make myself available to provide advice (whether in person or by telephone) to the new Chairman and the acting President and acting CEO of the Company.

I will be given access to my current office until 6 June 1997, to permit an orderly move-out. It is not expected that I will be present in such office on a regular basis or during normal working hours during the period from 23 May to 6 June 1997. I will be given access to an office at WESTON's Philadelphia office beginning 26 May 1997 and continuing through 31 July 1997, which I will be free to occupy on a regular basis during this period, and I will be provided with one dedicated secretarial person through 31 July 1997.

The Board of Directors, Roy F. Weston, Inc.
c/o Ms. Katherine W. Swoyer, Vice Chairman
22 May 1997
Page 3


The Company will provide me with full support (including reimbursement for all reasonable expenses) in connection with my participation in the AWWA Conference during the six day period beginning 14 June 1997. In addition, and with the prior approval of the Company, I am prepared to act as a "host" at a dinner on 17 June 1997, at which clients and prospective clients of the Company will be present, and all costs relating to such dinner will be paid by the Company.

I will be free to discuss with Kate Swoyer her providing me with a letter of reference.

On 31 July 1997, I will be entitled to my stay bonus, will receive all salary and benefits (including accrued vacation pay) which have accrued to such date in accordance with the Company's normal practice and will be treated as having elected to begin receiving benefits under the Severance Agreement beginning 1 August 1997.

No press release or written communication (including any communication to employees of the Company) will be issued or transmitted by the Company which refers to me without my prior approval. No press release or written communication (including any communication to employees of the Company) which describes the Company's financial results for the Second Quarter will contain any language which is critical of me or my management team or which links me or my management team to such financial results.

Neither the Company nor any senior officer of the Company will make any written or verbal comments concerning me or my role as President and Chief Executive Officer of the Company which are critical or disparaging. Similarly, I will not make any written or verbal comments concerning the Company, its Board of Directors or members of the Weston family which are critical or disparaging.

Please indicate below your concurrence with the foregoing and your agreement on behalf of the Company of the terms and conditions contained herein. I intend to be legally bound hereby.

                                Sincerely yours,

                                s/William J. Marrazzo

                                William J. Marrazzo

cc:   Dr. Joseph Bordogna
      Mr. Marvin O. Schlanger

The Board of Directors, Roy F. Weston, Inc.
c/o Ms. Katherine W. Swoyer, Vice Chairman
22 May 1997
Page 4


attachment

Intending to be legally bound hereby, Roy F. Weston, Inc. (the "Company") hereby agrees to the terms and conditions relating to William J. Marrazzo contained in the foregoing letter which are to be performed or complied with by the Company.

                               ROY F. WESTON, INC.



                               By:   s/Katherine W. Swoyer
                                     ------------------------------------
                                     Katherine W. Swoyer
                                     Vice Chairman